Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Underlying Funds Trust:

We consent to the use of our report dated March 3, 2014, incorporated by reference herein, to Event Driven Portfolio, Long/Short Equity Portfolio, Market Neutral Portfolio, Relative Value-Long/Short Debt Portfolio and Managed Futures Strategies Portfolio, each a series of Underlying Funds Trust, and to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Milwaukee, WI
April 29, 2014